Exhibit 99.1

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT Participated in BMO 2020 Real Assets Virtual Conference

LADERA RANCH, Calif. – September 8, 2020 – SmartStop Self Storage REIT, Inc. (“SmartStop” or the “Company”) participated in Bank of Montreal’s (“BMO”) 2020 Real Assets Virtual Conference on September 2nd and 3rd. This year’s conference discussed trends across a broad spectrum of real estate sectors, with additional topics and panels to discuss how ‘Work From Home’ trends will impact the future of real estate markets.

“It was our privilege to participate alongside approximately 300 industry attendees in this year’s BMO 2020 Real Assets Virtual Conference and discuss SmartStop’s distinct position in the self storage industry,” said H. Michael Schwartz, Founder and Executive Chairman of SmartStop. “This year’s virtual format allowed for various meetings and stimulating discussions around the future drivers of self storage growth within the broader context of today’s dynamic real estate markets.”

Highlights on the Company’s unique position within the self storage industry shared by members of SmartStop’s executive team include:

•	SmartStop is the 10th largest self storage company in the U.S., with an owned and managed portfolio of 144 properties in 19 states and Toronto, Canada;
•	SmartStop’s dedicated workforce of approximately 380 employees and an executive team with an average of 15 years’ experience in the self storage industry;
•	SmartStop is a fully-integrated and self-managed company and has alignment of interests with the management team owning approximately 13 percent of the equity outstanding;
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SmartStop’s management team has a track record of going full cycle in prior real estate funds, successfully providing cash liquidity to shareholders and returning $1.2 billion at attractive annual returns over the past five years;

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SmartStop’s platform is managed with an emphasis on customer experience and utilizing technology, including the ownership of the SmartStop® Self Storage brand, the sophisticated digital marketing approach, the proprietary revenue management systems, and the state-of-the-art smartstop.com website;

•	SmartStop continues to expand in the Greater Toronto Area, where SmartStop’s team has had experience managing self storage since 2010.

About SmartStop Self Storage REIT, Inc.

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.6 billion of real estate assets under management, including an owned and managed portfolio of 144 properties in 19 states and

Toronto, Canada and comprising approximately 96,000 units and 10.9 million rentable square feet.  Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contacts:

Mark Barbalato

FTI Consulting

212.850.5707

mark.barbalato@fticonsulting.com